                              UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                               FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                    Commission file number: 000-31154

                   NEVADA CLASSIC THOROUGHBREDS, INC.
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          (Exact name of registrant as specified in its charter)

             4604 E. CONTESSA ST., MESA, ARIZONA 85205
                           (480) 241-8668
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 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     COMMON STOCK; RANCH PREFERRED STOCK; HORSE PREFERRED STOCK
      --------------------------------------------------------
      (Title of each class of securities covered by this Form)

                                N/A
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         (Titles of all other classes of securities for which a
       duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)  _____
  Rule 12g-4(a)(2)  __X__
  Rule 12h-3(b)(1)(i)   _____
  Rule 12h-3(b)(1)(ii) _____
  Rule 15d-6  _____
  Rule 15d-22(b)  _____

Approximate number of holders of record as of the certification or notice date:  150.

Pursuant to the requirements of the Securities Exchange Act of 1934,
Nevada Classic Thoroughbreds, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Dated:  November 14, 2024       By:   /s/ Pamela Brimhall
                                ----------------------------------
                                Pamela Brimhall
                                Chief Executive Officer